EXHIBIT 5.01

December 23, 2016

Amyris, Inc.

5885 Hollis Street, Ste. 100

Emeryville, California 94608

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Amyris, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on December 23, 2016, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”), which Shares were issued to a certain selling stockholder (the “Selling Stockholder”) of the Company pursuant to a warrant to purchase 10,000,000 shares of Common Stock, which warrant was exercised in full on November 22, 2016 (the “Warrant”). The Shares may be sold from time to time by the Selling Stockholder as set forth in the Registration Statement and the prospectus contained in the Registration Statement (the “Prospectus”).

As to matters of fact relevant to this opinion, we have relied upon our examination of the documents described on Exhibit A attached hereto (which is incorporated in this letter by reference). Capitalized terms used but not defined in the body of this letter have the meanings given to such terms on Exhibit A hereto.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of any document we have reviewed and the due authorization, execution and delivery of all documents by all parties thereto. We have also assumed that any certificates or instruments representing the Shares have been properly signed by authorized officers of the Company or their agents.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with the resale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

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Very truly yours,

FENWICK & WEST LLP

By:	/s/ Daniel J. Winnike
Daniel J. Winnike, a Partner

EXHIBIT A

To Legal Opinion Regarding S-3 Registration Statement

of Amyris, Inc., a Delaware corporation (the “Company”)

Certain Reviewed Documents

Capitalized terms used but not defined in this Exhibit A have the meanings defined for such terms in the Opinion Letter to which this Exhibit A is attached.

1.	The Registration Statement and the Exhibits filed as a part thereof or incorporated therein by reference;

2.	The Prospectus;

3.	The Warrant;

4.	The Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 30, 2010, and certified by the Delaware Secretary of State on September 30, 2010, as amended by that certain Certificate of Amendment of the Restated Certificate of Incorporation filed with the Delaware Secretary of State on May 9, 2013 and certified by the Delaware Secretary of State on May 9, 2013, that certain Certificate of Amendment of the above-described Restated Certificate of Incorporation, dated May 12, 2014 and certified by the Delaware Secretary of State on May 12, 2014, that certain Certificate of Amendment of the above-described Restated Certificate of Incorporation, dated September 18, 2015 and certified by the Delaware Secretary of State on September 18, 2015 and that certain Certificate of Amendment of the above-described Restated Certificate of Incorporation, dated May 18, 2016 and certified by the Delaware Secretary of State on May 18, 2016 (such Restated Certificate of Incorporation of the Company, as so amended, the “Restated Certificate”);

5.	The Company’s Restated Bylaws, certified by the Company’s Assistant Secretary on December 22, 2016 (the “Bylaws”);

6.	Corporate proceedings and actions of the Company’s Board of Directors and stockholders with respect to the approval or authorization of the Restated Certificate and the Bylaws, the Warrant and the Registration Statement that have been provided to us by the Company;

7.	Records of the outstanding capital stock and other outstanding securities of the Company that the Company has provided to us (including a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of December 22, 2016);

8.	A Certificate of Good Standing issued by the Delaware Secretary of State dated December 23, 2016, stating that the Company is duly incorporated under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware (the “Good Standing Certificate”); and

9.	Factual representations and warranties made to us by the Company, including those contained in an Opinion Certificate of the Company dated of even date herewith. We have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.